EXHIBIT 5.1

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

January 29, 2004

Hockey Merger Corporation

2444 Charleston Road

Mountain View, CA 94043

Re:	REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4 filed by Hockey Merger Corporation (the “Company”) with the Securities and Exchange Commission on November 17, 2003, as amended on January 6, 2004 and January 29, 2004 (as amended, and as may be further amended, the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 24,603,800 shares of the Company’s Common Stock (the “Shares”). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

It is our opinion that the Shares will be, as or when issued and sold in the manner described in the Registration Statement and in accordance with the resolutions of the Company’s Board of Directors, legally and validly issued. It is our further opinion, subject to the assumptions set forth in the preceding sentence, that the Shares will be fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the joint proxy statement/prospectus constituting a part thereof, and any amendment thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/    Wilson Sonsini Goodrich & Rosati, P.C.